ParkOhio Announces First Quarter 2025 Results

•Net sales of $405 million compared to $418 million in Q1 2024
•GAAP EPS from continuing operations of $0.61 compared to $0.83 in Q1 2024
•Adjusted EPS from continuing operations of $0.66 per diluted share compared to $0.85 in Q1 2024
•Income from continuing operations of PKOH shareholders of $8.5 million compared to $10.6 million in Q1 2024
•EBITDA, as defined of $34 million compared to $38 million in Q1 2024

CLEVELAND, OHIO, May 6, 2025 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the first quarter of 2025.

“Our first quarter results demonstrated the strength of our diversity in products, end markets and geographies. While revenue slightly underperformed our expectations, we saw the beginning of a rebound in our Engineered Products Group, which we anticipate will continue through 2025 and beyond. While our forecast takes into account the impact of tariffs and any resulting demand softening in our end markets, it is important to note that many of our products are made for the region in which we manufacture and sell. Where tariffs do apply, we expect to offset those costs through supply chain and commercial solutions. Additionally, we have seen early signs that several of our businesses in North America will likely benefit from the shifting supply chains of our customers," said Matthew V. Crawford, Chairman and Chief Executive Officer.

FIRST QUARTER CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

In the first quarter of 2025, net sales from continuing operations were $405.4 million compared to $417.6 million in the 2024 period, driven by lower customer demand in our Supply Technologies and Assembly Components segments partially offset by 6% growth in our Engineered Products segment. Gross margin was 16.8% compared to 17.1% in the 2024 first quarter. Income from continuing operations attributable to ParkOhio common shareholders in the first quarter of 2025 was $8.5 million, or $0.61 per diluted share, compared to $10.6 million, or $0.83 per diluted share, in the first quarter of 2024. Excluding special items primarily related to restructuring actions in 2025 and acquisition expenses in the 2024 period, adjusted EPS from continuing operations was $0.66 per diluted share in the first quarter of 2025 compared to $0.85 per diluted share in the 2024 period. Profitability was lower in the 2025 period compared to 2024 due primarily to the lower sales levels. EBITDA, as defined was $33.9 million in the 2025 period compared to $37.8 million in the 2024 period. Please refer to the table that follows for a reconciliation of income from continuing operations attributable to Park-Ohio shareholders to both adjusted income from continuing operations and EBITDA, as defined.

FIRST QUARTER SEGMENT RESULTS FROM CONTINUING OPERATIONS
In our Supply Technologies segment, net sales in the first quarter of 2025 were $187.8 million compared to $196.9 million in the first quarter a year ago, with the decrease primarily driven by lower customer demand in certain end markets in North America, especially in the powersports, industrial and electrical equipment markets and in our fastener manufacturing business. These decreases were partially offset by increased demand in our heavy-duty truck, semiconductor equipment and consumer electronics markets. Average daily sales in this segment began the first quarter slowly due to soft demand in North
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America and increased throughout the first quarter of 2025. Segment operating income was $17.8 million compared to a record $19.5 million in the 2024 quarter, and operating income margin was 9.5% compared to a record 9.9% in the 2024 quarter, with both decreases due to the lower sales levels.

In Assembly Components, net sales were $96.9 million compared to $107.2 million in the 2024 first quarter. Sales were lower year-over-year due to lower unit volumes in our fuel rail and extruded rubber products businesses, customer delays on new business launches and favorable product pricing on certain legacy programs that ended in 2024. Segment operating income was $5.3 million in the first quarter of 2025 compared to $8.6 million in the corresponding 2024 quarter. Operating income margin was 5.5% in the 2025 period compared to 8.0% in the 2024 first quarter. The profitability decrease in the 2025 period was driven by the lower sales levels, partially offset by the impact of profit-improvement initiatives implemented in this segment.

In Engineered Products, net sales were $120.7 million in the 2025 first quarter compared to $113.5 million in last year's first quarter, an increase of 6.3% driven by higher sales in our industrial equipment business. Customer demand for both new equipment and aftermarket products and services remains strong, with year-over-year growth of 12% in new equipment sales and 5% in aftermarket sales. New equipment backlog totaled $136 million at March 31, 2025, compared to $145 million at December 31, 2024. Bookings in the quarter were $39 million compared to $43 million in the first quarter of 2024. In our forged and machined products business, first quarter 2025 sales were down 10% compared to the first quarter of 2024. Segment operating income in the 2025 first quarter was $3.8 million compared to $3.5 million in the 2024 period. On an adjusted basis, which excludes restructuring charges in the 2025 period and acquisition expenses in the 2024 period, segment operating income was $4.6 million in the first quarter of 2025 compared to $3.8 million in the 2024 period. The increase in the 2025 period was driven by the higher sales in our capital equipment business and the benefit of profit-improvement actions, partially offset by the lower sales and profitability in our forged and machined products business.

Please refer to the tables that follow for a reconciliation of segment operating income to adjusted segment operating income.
CASH FLOWS AND LIQUIDITY

During the first quarter of 2025, operating cash flow from continuing operations was a use of $10 million compared to positive operating cash flow of $2.3 million in the 2024 period, with the increase driven by higher accounts receivable in the 2025 period as a result of higher sales. Free cash flow was a use of $19.5 million in the 2025 period compared to a use of $3.5 million in the 2024 quarter. Capital expenditures in the first quarter of 2025 totaled $9.5 million, of which $3 million related to investments in information systems in our supply chain and our industrial equipment businesses.

At March 31, 2025, our total liquidity was $209.5 million, which included cash on hand of $54.5 million and $155.0 million of unused borrowing availability under our credit arrangements, including suppressed availability of $9.4 million.

2025 OUTLOOK - CONTINUING OPERATIONS

Given the current macroeconomic environment and uncertainty around tariffs, we continue to assess the impact of added costs for certain imported raw materials and other components and demand softness in certain of our key end markets. We are working with our customers and suppliers and expect to mitigate the impact of added costs caused by tariffs. Conversely, we believe many of our businesses are well positioned to benefit in the long term from the current environment due to higher production activity and localized sourcing back into the United States. We estimate that our 2025 net sales will be in the range of $1.6 billion to $1.7 billion and our 2025 adjusted earnings per share will be in the range of $3.00 to $3.50, and we continue to expect our free cash flow to improve year over year.

CONFERENCE CALL

A conference call reviewing ParkOhio’s first quarter 2025 results will be broadcast live over the Internet on Wednesday May 7, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com. An investor presentation is available on the Company's website.

ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates approximately 130 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the impact supply chain and logistic issues have on our business, results of operations, financial position and liquidity; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities, including the conflicts between Russia and Ukraine and in the Middle East, or political unrest, including the rising tension between China and the United States; public health issues, including the outbreak of infectious diseases and any impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under "Item 1A. Risk Factors" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
	2025	2024
	(In millions, except per share data)
Net sales	$405.4	$417.6
Cost of sales	337.3	346.2
Selling, general and administrative expenses	48.2	47.1
Restructuring and other special charges	1.0	0.3
Operating income	18.9	24.0
Other components of pension and other postretirement benefits income, net	1.8	1.3
Interest expense, net	(11.0)	(11.9)
Income from continuing operations before income taxes	9.7	13.4
Income tax expense	(1.9)	(3.3)
Income from continuing operations	7.8	10.1
Loss attributable to noncontrolling interests	0.7	0.5
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	8.5	10.6
Loss from discontinued operations, net of tax	(0.2)	(1.0)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$8.3	$9.6

Income (loss) per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic:
Continuing operations	$0.63	$0.85
Discontinued operations	(0.01)	(0.08)
Total	$0.62	$0.77
Diluted:
Continuing operations	$0.61	$0.83
Discontinued operations	(0.01)	(0.08)
Total	$0.60	$0.75
Weighted-average shares used to compute income (loss) per share:
Basic	13.6	12.4
Diluted	13.9	12.8

Dividends per common share	$0.125	$0.125

Other financial data:
EBITDA, as defined	$33.9	$37.8

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings from continuing operations is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings from continuing operations is income from continuing operations calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings from continuing operations to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant noncash credits or charges and certain infrequent items impacting net income. Adjusted earnings is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, income from continuing operations calculated in accordance with GAAP. Adjusted income from continuing operations herein may not be comparable to similarly titled measures of other companies. The following table reconciles income from continuing operations to adjusted earnings from continuing operations:

	Three Months Ended March 31,
	2025		2024
	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$8.5	$0.61	$10.6	$0.83
Adjustments:
Restructuring and other special charges	1.0	0.07	0.3	0.03
Tax effect of above adjustments	(0.2)	(0.02)	(0.1)	(0.01)
Adjusted earnings	$9.3	$0.66	$10.8	$0.85

The following table shows the impact of these adjustments on our segment results (continuing operations):

	Cost of Sales	SG&A	Total	Cost of Sales	SG&A	Total
	(In millions)
	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
Supply Technologies	$—	$—	$—	$—	$—	$—
Assembly Components	—	0.2	0.2	—	—	—
Engineered Products	—	0.8	0.8	—	0.3	0.3
Corporate	—	—	—	—	—	—
Total continuing operations	$—	$1.0	$1.0	$—	$0.3	$0.3

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and to calculate its debt service coverage ratio under its current revolving credit facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended March 31,
	2025	2024
	(In millions)
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$8.5	$10.6
Add back:
Interest expense, net	11.0	11.9
Income tax expense	1.9	3.3
Depreciation and amortization	8.3	8.4
Stock-based compensation expense	1.5	1.5
Restructuring, business optimization and other costs	1.0	—
Acquisition-related expenses	—	0.3
EBITDA loss attributable to Designated Subsidiary	1.8	1.8
Other	(0.1)	—
EBITDA, as defined	$33.9	$37.8

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2025	December 31, 2024
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$54.5	$53.1
Accounts receivable, net	277.2	249.5
Inventories, net	419.8	422.9
Other current assets	118.5	110.5
Total current assets	870.0	836.0
Property, plant and equipment, net	186.7	182.9
Operating lease right-of-use assets	45.8	40.3
Goodwill	113.3	111.7
Intangible assets, net	71.7	71.9
Other long-term assets	124.3	122.3
Total assets	$1,411.8	$1,365.1
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$199.1	$194.8
Current portion of long-term debt and short-term debt	7.5	8.4
Current portion of operating lease liabilities	11.5	10.7
Accrued expenses and other	142.7	147.2
Total current liabilities	360.8	361.1
Long-term liabilities, less current portion:
Long-term debt	642.1	618.3
Long-term operating lease liabilities	34.6	29.8
Other long-term liabilities	19.5	18.8
Total long-term liabilities	696.2	666.9
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	349.2	330.8
Noncontrolling interests	5.6	6.3
Total equity	354.8	337.1
Total liabilities and shareholders' equity	$1,411.8	$1,365.1

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2025	2024
	(In millions)
OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Income from continuing operations	$7.8	$10.1
Adjustments to reconcile income from continuing operations to net cash (used in) provided by operating activities from continuing operations:
Depreciation and amortization	8.3	8.4
Stock-based compensation expense	1.5	1.5

Changes in operating assets and liabilities:
Accounts receivable	(25.0)	(16.1)
Inventories	5.0	(13.9)
Prepaid and other current assets	(7.8)	(5.8)
Accounts payable and accrued expenses	(1.9)	20.9
Other	2.1	(2.8)
Net cash (used in) provided by operating activities from continuing operations	(10.0)	2.3
INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Purchases of property, plant and equipment	(9.5)	(5.8)
Business acquisitions, net of cash acquired	—	(11.0)
Net cash used in investing activities from continuing operations	(9.5)	(16.8)
FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Proceeds from revolving credit facility, net	24.2	24.0
(Payments on) proceeds from other debt, net	(0.8)	4.3
Payments on finance lease facilities, net	(1.3)	(0.8)
Dividends	(1.8)	(1.6)
Payments of withholding taxes on share awards	—	(0.1)
Net cash provided by financing activities from continuing operations	20.3	25.8
DISCONTINUED OPERATIONS:
Total used by operating activities	(0.2)	(3.6)
Decrease in cash and cash equivalents from discontinued operations	(0.2)	(3.6)
Effect of exchange rate changes on cash	0.8	(0.9)
Increase in cash and cash equivalents	1.4	6.8
Cash and cash equivalents at beginning of period	53.1	54.8
Cash and cash equivalents at end of period	$54.5	$61.6
Interest paid	$4.6	$5.5
Income taxes paid	$5.3	$2.0

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Supply Technologies	Assembly Components	Engineered Products	Corporate	Total
	(In millions)
	Three Months Ended March 31, 2025
Net sales	$187.8	$96.9	$120.7	$—	$405.4
Cost of sales	153.2	85.7	98.4	—	337.3
Gross profit	34.6	11.2	22.3	—	68.1
Selling, general and administrative expenses	16.8	5.7	17.7	8.0	48.2
Restructuring and other special charges	—	0.2	0.8	—	1.0
Operating income (loss)	17.8	5.3	3.8	(8.0)	18.9
Other components of pension and other postretirement benefits income, net					1.8
Interest expense, net					(11.0)
Income from continuing operations before income taxes					$9.7

	Three Months Ended March 31, 2024
Net sales	$196.9	$107.2	$113.5	$—	$417.6
Cost of sales	161.1	93.5	91.6	—	346.2
Gross profit	35.8	13.7	21.9	—	71.4
Selling, general and administrative expenses	16.3	5.1	18.1	7.6	47.1
Restructuring and other special charges	—	—	0.3	—	0.3
Operating income (loss)	19.5	8.6	3.5	(7.6)	24.0
Other components of pension and other postretirement benefits income, net					1.3
Interest expense, net					(11.9)
Income from continuing operations before income taxes					$13.4

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted segment operating income (loss) is a non-GAAP financial measure that the Company is providing in this press release. Adjusted segment operating income (loss) is calculated as segment operating income (loss) plus adjustments for restructuring and other special charges. The Company presents this non-GAAP financial measure because the business segments have incurred significant restructuring and related expenses during the year-to-date periods. Adjusted segment operating income (loss) is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, earnings in accordance with GAAP. Adjusted segment operating income (loss) herein may not be comparable to similarly titled measures of other companies. The following table reconciles adjusted segment operating income (loss) to segment operating income (loss):

	Three Months Ended March 31,
	2025			2024
	(In millions)
	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
Supply Technologies	$17.8	$—	$17.8	$19.5	$—	$19.5
Assembly Components	5.3	0.2	5.5	8.6	—	8.6
Engineered Products	3.8	0.8	4.6	3.5	0.3	3.8
Corporate	(8.0)	—	(8.0)	(7.6)	—	(7.6)
Operating income - continuing operations	$18.9	$1.0	$19.9	$24.0	$0.3	$24.3

Note: Amounts above include non-controlling interest impact.

Free cash flow is a non-GAAP financial measure that the Company is providing in this press release. The Company presents free cash flow, which it defines as net cash (used in) provided by operating activities minus purchases of property, plant and equipment, because management uses free cash flow to measure its performance. Free cash flow is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, amounts calculated in accordance with GAAP. Free cash flow herein may not be comparable to similarly titled measures of other companies. The following tables reconcile net cash (used in) provided by operating activities to free cash flow:

	Three Months Ended March 31,
	2025	2024
	(In millions)
	As reported	As reported
Net cash (used in) provided by operating activities from continuing operations	$(10.0)	$2.3
Less: purchases of property plant and equipment	(9.5)	(5.8)
Free cash flow	$(19.5)	$(3.5)